INDEPENDENT ACCOUNTANTS' REPORT
                         -------------------------------

To the Board of Directors of
UMB Scout Balanced Fund, Inc.
    and
the Securities and Exchange Commission:

RE:  UMB Scout Balanced Fund, Inc.
     Form N-17f-2
     File Number 811-7323


    We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that UMB SCOUT BALANCED FUND, INC. (the Company) complied with the requirements of subsections (b) and (c) of rule 17f-2 under the Investment Company Act of 1940 (the Act) as of December 31, 2001. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

    Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of December 31, 2001, with respect to securities of UMB SCOUT BALANCED FUND, INC., without prior notice to management:

o Confirmation of all securities held by the Federal Reserve Bank of Kansas City, The Depository Trust Company, Participants Trust Company and Brown Brothers Harriman & Co. in book entry form;

o Reconciliation of all such securities to the books and records of the Company and the Custodian;

o Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with custodian records.

    We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

    In our opinion, management's assertion that UMB SCOUT BALANCED FUND, INC. complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 31, 2001 with respect to securities reflected in the investment account of the Company is fairly stated, in all material respects.

    This report is intended solely for the information and use of management of UMB SCOUT BALANCED FUND, INC. and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


Kansas City, Missouri
March 22, 2002

                                 Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                    Pursuant to Rule 17f-2 [17 CFR 270.17f-2]


-------------------------------------------------------------------------------------

1. Investment Company Act File Number:                            Date examination
completed:

    811-7323                                                      December 31, 2001
-------------------------------------------------------------------------------------
2. State Identification Number:
-------------------------------------------------------------------------------------
AL  *          AK  02 02189  AZ  13813      AR             CA 309-0435  CO
                                            95-M0973-01                 IC-96-11-035
-------------------------------------------------------------------------------------
CT  214190     DE  8679      DC  60012556   FL  *          GA  SC-1503  HI  *
-------------------------------------------------------------------------------------
ID  48840      IL  0149907   IN  95-0552-IC IA  I-35040    KS           KY  M34790
                                                           96S0001317
-------------------------------------------------------------------------------------
LA  78046      ME  MF-R      MD  SM19980020 MA  01-006934  MI  935636   MN
               2-7985                                                       R-38561.1
-------------------------------------------------------------------------------------
MS             MO            MT  33980      NE  30114      NV  *        NH  *
MF-98-01-007   1995-00972
-------------------------------------------------------------------------------------
NJ  *          NM  338746    NY  S 27 53 18 NC  *          ND  U 556    OH  27700
-------------------------------------------------------------------------------------
OK  SE-2032623 OR  2001-1462 PA 95-10-030MF RI  *          SC  MF11224  SD  12178
-------------------------------------------------------------------------------------
TN  RM01-2348  TX  C         UT             VT  1/16/98-20 VA  2611     WA  60018053
               48752-001-06  006-6364-13
-------------------------------------------------------------------------------------
WV  MF-24124   WI  341391-03 WY  20512      PUERTO RICO
-------------------------------------------------------------------------------------

Other (specify):
       *Indicates Fund is registered in state but state does not issue identification numbers
        Securities in the UMB Scout Funds Combined Prospectus included on one Notice Filing (Balanced Fund, Bond Fund, Kansas Tax-Exempt Bond Fund, Money Market Fund, Stock Fund, Stock Select Fund, Tax-Free Money Market Fund, Worldwide Fund, Worldwide Select Fund, Technology Fund, Equity Index Fund, Energy Fund, Small Cap Fund)
--------------------------------------------------------------------------------
3. Exact name of investment company as specified in registration statement:
    UMB Scout Balanced Fund, Inc.
--------------------------------------------------------------------------------
4. Address of principal executive office: (number, street, city, state, zip code) 803 West Michigan Street, Suite A, Milwaukee, WI  53233
--------------------------------------------------------------------------------

INSTRUCTIONS
This Form must be completed by the investment companies that have custody of securities or similar investments.

Investment Company
------------------
1. All items must be completed by the investment company.
2. Give  this  Form  to  the  independent   public  accountant  who,  in
   compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.
Accountant
----------
3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

              THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

Note: The estimated average burden hours are conducted solely for purposes of the Paperwork Reduction Act, and are not derived from a comprehensive or even a representative survey or study of the costs of SEC rules and forms. Direct any comments concerning the accuracy of the estimated average burden hours for compliance with SEC rules and forms to Kenneth A. Fogash, Deputy Executive Director, U.S. Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and Gary Waxman, Clearance Officer, Office of Management and Budget, Room 3208 New Executive Office Building, Washington, D.C. 20503.

                 MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH
                 -----------------------------------------------
            CERTAIN PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940
            --------------------------------------------------------

      We, as members of management of UMB Scout Balanced Fund, Inc. (the "Company"), are responsible for complying with the requirements of subsections
(b) and (c) of Rule 17F-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of December 31, 2001 and from June 30, 2001 through December 31, 2001.

      Based on this evaluation, we assert that the Company was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 31, 2001 and from June 30, 2001 through December 31, 2001, with respect to securities reflected in the investment account of the Company.



UMB SCOUT BALANCED FUND, INC.


By /s/Larry Schmidt
   ----------------------------------------
      Larry Schmidt, Senior Vice President

                         INDEPENDENT ACCOUNTANTS' REPORT
                         -------------------------------


To the Board of Directors of
UMB Scout Bond Fund, Inc.
    and
the Securities and Exchange Commission:

RE:  UMB Scout Bond Fund, Inc.
     Form N-17f-2
     File Number 811-3558


    We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that UMB SCOUT BOND FUND, INC. (the Company) complied with the requirements of subsections (b) and (c) of rule 17f-2 under the Investment Company Act of 1940 (the Act) as of December 31, 2001. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

    Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of December 31, 2001, with respect to securities of UMB SCOUT BOND FUND, INC., without prior notice to management:

o Confirmation of all securities held by the Federal Reserve Bank of Kansas City, The Depository Trust Company, Participants Trust Company and Brown Brothers Harriman & Co. in book entry form;

o Reconciliation of all such securities to the books and records of the Company and the Custodian;

o Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with custodian records.

    We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

    In our opinion, management's assertion that UMB SCOUT BOND FUND, INC. complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 31, 2001 with respect to securities reflected in the investment account of the Company is fairly stated, in all material respects.

    This report is intended solely for the information and use of management UMB SCOUT BOND FUND, INC. and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


Kansas City, Missouri
March 22, 2002

                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                    Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

--------------------------------------------------------------------------------

1. Investment Company Act File Number:          Date examination completed:

    811-3558                                    December 31, 2001
--------------------------------------------------------------------------------


2. State Identification Number:
------------------------------------------------------------------------------------------------------------------------------------
AL   *                    AK   02 02190          AZ   8464               AR   85-MO995-01     CA   504-5891      CO   IC-91-02-933
------------------------------------------------------------------------------------------------------------------------------------
CT   214191               DE   8680              DC   60012558           FL   *               GA   SC-1504       HI   *
------------------------------------------------------------------------------------------------------------------------------------
ID   48841                IL   0149899           IN   85-0449 IC         IA   I-19076         KS   83S0000725    KY   M34790
------------------------------------------------------------------------------------------------------------------------------------
LA   78046                ME   MF-R 2-7986       MD   SM19 980019        MA   01-006935       MI   935637        MN   R-28089.1
------------------------------------------------------------------------------------------------------------------------------------
MS   MF-98-01-006         MO   Q-MT-1289         MT   9201               NE   11060           NV   *             NH   *
------------------------------------------------------------------------------------------------------------------------------------
NJ   *                    NM   338747            NY   S 27 53 22         NC   *               ND   U557          OH   27700
------------------------------------------------------------------------------------------------------------------------------------
OK   SE-2032625           OR   2001-1463         PA   87-08-114MF        RI   *               SC   MF11225       SD   10195
------------------------------------------------------------------------------------------------------------------------------------
TN   RM01-2347            TX   C 39434-002-10    UT   006-6364-13        VT   1/16/98-21      VA   2610          WA   60019819
------------------------------------------------------------------------------------------------------------------------------------
WV   MF-24125             WI   341390-03         WY   20517              PUERTO RICO
------------------------------------------------------------------------------------------------------------------------------------



Other (specify):
       *Indicates Fund is registered in state but state does not issue identification number Securities in the UMB Scout Funds Combined Prospectus included on one Notice Filing (Balanced Fund, Bond Fund, Kansas Tax-Exempt Bond Fund, Money Market Fund, Stock Fund, Stock Select Fund, Tax-Free Money Market Fund, Worldwide Fund, Worldwide Select Fund, Technology Fund, Equity Index Fund, Energy Fund, Small Cap Fund)
-------------------------------------------------------------------------------
3. Exact name of investment company as specified in registration statement:
    UMB Scout Bond Fund, Inc.
-------------------------------------------------------------------------------
4. Address of principal executive office: (number, street, city, state, zip code) 803 West Michigan Street, Suite A, Milwaukee, WI  53233
-------------------------------------------------------------------------------

INSTRUCTIONS
This Form must be completed by the investment companies that have custody of securities or similar investments.

Investment Company
------------------
1. All items must be completed by the investment company.
2. Give  this  Form  to  the   independent   public   accountant  who,  in
   compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.
Accountant
----------
3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

         THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

Note: The estimated average burden hours are conducted solely for purposes of the Paperwork Reduction Act, and are not derived from a comprehensive or even a representative survey or study of the costs of SEC rules and forms. Direct any comments concerning the accuracy of the estimated average burden hours for compliance with SEC rules and forms to Kenneth A. Fogash, Deputy Executive Director, U.S. Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and Gary Waxman, Clearance Officer, Office of Management and Budget, Room 3208 New Executive Office Building, Washington, D.C. 20503.

                 MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH
                 -----------------------------------------------
            CERTAIN PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940
            --------------------------------------------------------


      We, as members of management of UMB Scout Bond Fund, Inc. (the "Company"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17F-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of December 31, 2001 and from June 30, 2001 through December 31, 2001.

      Based on this evaluation, we assert that the Company was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 31, 2001 and from June 30, 2001 through December 31, 2001, with respect to securities reflected in the investment account of the Company.



UMB SCOUT BOND FUND, INC.


By /s/Larry Schmidt
  -------------------------------------------
      Larry Schmidt, Senior Vice President

                         INDEPENDENT ACCOUNTANTS' REPORT
                         -------------------------------



To the Board of Directors of
UMB Scout Money Market Fund, Inc. - Federal Portfolio
     and
the Securities and Exchange Commission:

RE:    UMB Scout Money Market Fund, Inc. - Federal Portfolio
       Form N-17f-2
       File Number 811-3528


     We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that UMB SCOUT MONEY MARKET FUND, INC. - FEDERAL PORTFOLIO (the Company) complied with the requirements of subsections (b) and
(c) of rule 17f-2 under the Investment Company Act of 1940 (the Act) as of December 31, 2001. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

     Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of December 31, 2001, with respect to securities of UMB SCOUT MONEY MARKET FUND, INC. - FEDERAL PORTFOLIO, without prior notice to management:

o Confirmation of all securities held by the Federal Reserve Bank of Kansas City, The Depository Trust Company, Participants Trust Company and Brown Brothers Harriman & Co. in book entry form;

o Reconciliation of all such securities to the books and records of the Company and the Custodian;

o Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with custodian records.

     We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

     In our opinion, management's assertion that UMB SCOUT MONEY MARKET FUND, INC. - FEDERAL PORTFOLIO complied with the requirements of subsections (b) and
(c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 31, 2001 with respect to securities reflected in the investment account of the Company is fairly stated, in all material respects.

     This report is intended solely for the information and use of management of UMB SCOUT MONEY MARKET FUND, INC. - FEDERAL PORTFOLIO and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


Kansas City, Missouri
March 22, 2002

                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                    Pursuant to Rule 17f-2 [17 CFR 270.17f-2]
--------------------------------------------------------------------------------
1. Investment Company Act File Number:          Date examination completed:

   811-3528                                     December 31, 2001


-----------------------------------------------------------------------------------------------------------------------------------
2. State Identification Number:
-----------------------------------------------------------------------------------------------------------------------------------
AL   *                  AK   02 02191         AZ   8466                AR   85-M1012-02     CA   504-5889        CO   IC-91-02-935
-----------------------------------------------------------------------------------------------------------------------------------
CT   214194             DE   5513             DC   60012559            FL   *               GA   SC-1505         HI   *
-----------------------------------------------------------------------------------------------------------------------------------
ID   48842              IL   0149900          IN   85-0335IC           IA   I-26312         KS   83S0000723      KY   M34790
-----------------------------------------------------------------------------------------------------------------------------------
LA   78046              ME   MF-R 2-7987      MD   SM19 980023         MA   01-006936       MI   935638          MN   R-28088.1
-----------------------------------------------------------------------------------------------------------------------------------
MS   MF-98-01-003       MO   Q-MT-1282        MT   9203                NE   22646           NV   *               NH   *
-----------------------------------------------------------------------------------------------------------------------------------
NJ   *                  NM   338748           NY   *                   NC   *               ND   U558            OH   27700
-----------------------------------------------------------------------------------------------------------------------------------
OK   SE-2032626         OR   2001-1465        PA   87-08-113MF         RI   *               SC   MF11226         SD   10198
-----------------------------------------------------------------------------------------------------------------------------------
TN   RM01-2346          TX   C 39436-003-10   UT   006-6364-13         VT   1/16/98-19      VA   2609            WA   60019820
-----------------------------------------------------------------------------------------------------------------------------------
WV   MF-24126           WI   341389-03        WY   20516               PUERTO RICO
-----------------------------------------------------------------------------------------------------------------------------------


Other (specify):
        *Indicates Fund is registered in state but state does not issue identification numbers Securities in the UMB Scout Funds Combined Prospectus included on one Notice Filing (Balanced Fund, Bond Fund, Kansas Tax-Exempt Bond Fund, Money Market Fund, Stock Fund, Stock Select Fund, Tax-Free Money Market Fund, Worldwide Fund, Worldwide Select Fund, Technology Fund, Equity Index Fund, Energy Fund, Small Cap
         Fund)
--------------------------------------------------------------------------------
3. Exact name of investment company as specified in registration statement:
     UMB Scout Money Market Fund, Inc. - Federal Portfolio
--------------------------------------------------------------------------------
4. Address of principal executive office: (number, street, city, state, zip code)
     803 West Michigan Street, Suite A, Milwaukee, WI  53233
--------------------------------------------------------------------------------

INSTRUCTIONS
This Form must be completed by the investment companies that have custody of securities or similar investments.

Investment Company
------------------
1.   All items must be completed by the investment company.
2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.
Accountant
----------
3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

Note: The estimated average burden hours are conducted solely for purposes of the Paperwork Reduction Act, and are not derived from a comprehensive or even a representative survey or study of the costs of SEC rules and forms. Direct any comments concerning the accuracy of the estimated average burden hours for compliance with SEC rules and forms to Kenneth A. Fogash, Deputy Executive Director, U.S. Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and Gary Waxman, Clearance Officer, Office of Management and Budget, Room 3208 New Executive Office Building, Washington, D.C. 20503.

                 MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH
                 ----------------------------------------------
            CERTAIN PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940
            --------------------------------------------------------

      We, as members of management of UMB Scout Money Market Fund, Inc. - Federal Portfolio (the "Company"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17F-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of December 31, 2001 and from June 30, 2001 through December 31, 2001.

      Based on this evaluation, we assert that the Company was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 31, 2001 and from June 30, 2001 through December 31, 2001, with respect to securities reflected in the investment account of the Company.



UMB SCOUT MONEY MARKET FUND, INC. - FEDERAL PORTFOLIO


By /s/Larry Schmidt
   ------------------------------------------
      Larry Schmidt, Senior Vice President

                         INDEPENDENT ACCOUNTANTS' REPORT
                         -------------------------------


To the Board of Directors of
UMB Scout Money Market Fund, Inc. - Prime Portfolio
     and
the Securities and Exchange Commission:

RE:    UMB Scout Money Market Fund, Inc. - Prime Portfolio
       Form N-17f-2
       File Number 811-3528


     We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that UMB SCOUT MONEY MARKET FUND, INC. - PRIME PORTFOLIO (the Company) complied with the requirements of subsections (b) and
(c) of rule 17f-2 under the Investment Company Act of 1940 (the Act) as of December 31, 2001. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

     Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of December 31, 2001, with respect to securities of UMB SCOUT MONEY MARKET FUND, INC. - PRIME PORTFOLIO, without prior notice to management:

o Confirmation of all securities held by the Federal Reserve Bank of Kansas City, The Depository Trust Company, Participants Trust Company and Brown Brothers Harriman & Co. in book entry form;

o Reconciliation of all such securities to the books and records of the Company and the Custodian;

o Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with custodian records.

     We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

     In our opinion, management's assertion that UMB SCOUT MONEY MARKET FUND, INC. - PRIME PORTFOLIO complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 31, 2001 with respect to securities reflected in the investment account of the Company is fairly stated, in all material respects.

     This report is intended solely for the information and use of management of UMB SCOUT MONEY MARKET FUND, INC. - PRIME PORTFOLIO and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



Kansas City, Missouri
March 22, 2002

                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                    Pursuant to Rule 17f-2 [17 CFR 270.17f-2]
--------------------------------------------------------------------------------
1. Investment Company Act File Number:           Date examination completed:

     811-3528                                    December 31, 2001
--------------------------------------------------------------------------------

2. State Identification Number:
------------------------------------------------------------------------------------------------------------------------------------
AL   *                   AK   02 02192        AZ   8467                AR     85-M1012-01     CA   504-5889      CO   IC-91-02-935
------------------------------------------------------------------------------------------------------------------------------------
CT   214193              DE   5514            DC   60012560            FL   *                 GA   SC-1505       HI   *
------------------------------------------------------------------------------------------------------------------------------------
ID   48843               IL   0149900         IN   85-0335IC           IA     I-26311         KS   98S0001427    KY   M34790
------------------------------------------------------------------------------------------------------------------------------------
LA   78046               ME   MF-R 2-7988     MD   SM19 980022         MA   01-006937         MI   935639        MN   R-28088.1
------------------------------------------------------------------------------------------------------------------------------------
MS   MF-98-01-008        MO   Q-MT-1282       MT   33721               NE     11062           NV   *             NH   *
------------------------------------------------------------------------------------------------------------------------------------
NJ   *                   NM   338749          NY   S275320             NC   *                 ND   U559          OH   27700
------------------------------------------------------------------------------------------------------------------------------------
OK   SE-2032627          OR   2001-1465       PA   87-08-113MF         RI   *                 SC   MF11227       SD   10199
------------------------------------------------------------------------------------------------------------------------------------
TN   RM01-2346           TX   C 39437-003-10  UT   006-6364-13         VT   1/16/98-18        VA   2609          WA   60019821
------------------------------------------------------------------------------------------------------------------------------------
WV   MF-24127            WI   341388-03       WY   20516               PUERTO RICO
------------------------------------------------------------------------------------------------------------------------------------


Other (specify):
        *Indicates Fund is registered in state but state does not issue identification numbers Securities in the UMB Scout Funds Combined Prospectus included on one Notice Filing (Balanced Fund, Bond Fund, Kansas Tax-Exempt Bond Fund, Money Market Fund, Stock Fund, Stock Select Fund, Tax-Free Money Market Fund, Worldwide Fund, Worldwide Select Fund, Technology Fund, Equity Index Fund, Energy Fund, Small Cap
         Fund)
--------------------------------------------------------------------------------
3. Exact name of investment company as specified in registration statement:
     UMB Scout Money Market Fund, Inc. - Prime Portfolio
--------------------------------------------------------------------------------
4. Address of principal executive office: (number, street, city, state, zip code)
     803 West Michigan Street, Suite A, Milwaukee, WI  53233
--------------------------------------------------------------------------------

INSTRUCTIONS
This Form must be completed by the investment companies that have custody of securities or similar investments.

Investment Company
------------------
1.   All items must be completed by the investment company.
2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.
Accountant
----------
3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

Note: The estimated average burden hours are conducted solely for purposes of the Paperwork Reduction Act, and are not derived from a comprehensive or even a representative survey or study of the costs of SEC rules and forms. Direct any comments concerning the accuracy of the estimated average burden hours for compliance with SEC rules and forms to Kenneth A. Fogash, Deputy Executive Director, U.S. Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and Gary Waxman, Clearance Officer, Office of Management and Budget, Room 3208 New Executive Office Building, Washington, D.C. 20503.

                 MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH
                 ----------------------------------------------
            CERTAIN PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940
            --------------------------------------------------------

      We, as members of management of UMB Scout Money Market Fund, Inc. - Prime Portfolio (the "Company"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17F-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of December 31, 2001 and from June 30, 2001 through December 31, 2001.

      Based on this evaluation, we assert that the Company was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 31, 2001 and from June 30, 2001 through December 31, 2001, with respect to securities reflected in the investment account of the Company.



UMB SCOUT MONEY MARKET FUND, INC. - PRIME PORTFOLIO


By /s/Larry Schmidt
   ---------------------------------------
      Larry Schmidt, Senior Vice President

                         INDEPENDENT ACCOUNTANTS' REPORT
                         -------------------------------



To the Board of Directors of
UMB Scout Stock Fund, Inc.
     and
the Securities and Exchange Commission:

RE:    UMB Scout Stock Fund, Inc.
       Form N-17f-2
       File Number 811-3557


     We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that UMB SCOUT STOCK FUND, INC. (the Company) complied with the requirements of subsections (b) and (c) of rule 17f-2 under the Investment Company Act of 1940 (the Act) as of December 31, 2001. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

     Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of December 31, 2001, with respect to securities of UMB SCOUT STOCK FUND, INC., without prior notice to management:

o Confirmation of all securities held by the Federal Reserve Bank of Kansas City, The Depository Trust Company, Participants Trust Company and Brown Brothers Harriman & Co. in book entry form;

o Reconciliation of all such securities to the books and records of the Company and the Custodian;

o Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with custodian records.

     We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

     In our opinion, management's assertion that UMB SCOUT STOCK FUND, INC. complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 31, 2001 with respect to securities reflected in the investment account of the Company is fairly stated, in all material respects.

     This report is intended solely for the information and use of management of UMB SCOUT STOCK FUND, INC. and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


Kansas City, Missouri
March 22, 2002

                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                    Pursuant to Rule 17f-2 [17 CFR 270.17f-2]
--------------------------------------------------------------------------------
1. Investment Company Act File Number:             Date examination completed:

     811-3557                                      December 31, 2001
--------------------------------------------------------------------------------

2. State Identification Number:
------------------------------------------------------------------------------------------------------------------------------------
AL   *                    AK   02 02194        AZ   8468                AR   85-M1011-01      CA   504-5890       CO   IC-91-02-936
------------------------------------------------------------------------------------------------------------------------------------
CT   214196               DE   8682            DC   60012565            FL   *                GA   SC-1501        HI   *
------------------------------------------------------------------------------------------------------------------------------------
ID   48845                IL   0149901         IN   85-0334 IC          IA   I-19089          KS   83S0000724     KY    M34790
------------------------------------------------------------------------------------------------------------------------------------
LA   78046                ME   MF-R 2-7989     MD   SM19 980017         MA   01-006941        MI   935640         MN   R-28087.1
------------------------------------------------------------------------------------------------------------------------------------
MS   MF-98-01-005         MO   Q-MT-1290       MT   9204                NE   11064            NV   *              NH   *
------------------------------------------------------------------------------------------------------------------------------------
NJ   *                    NM   338750          NY   S 27 53 17          NC   *                ND   U561           OH   27700
------------------------------------------------------------------------------------------------------------------------------------
OK   SE-2032629           OR   2001-1466       PA   87-08-112MF         RI   *                SC   MF11218        SD 10196
------------------------------------------------------------------------------------------------------------------------------------
TN   RM01-2344            TX   C 39438-004-10  UT   006-6364-13         VT   1/16/98-22       VA   2614           WA   60019807
------------------------------------------------------------------------------------------------------------------------------------
WV   MF-24121             WI   341393-03       WY   20518               PUERTO RICO
------------------------------------------------------------------------------------------------------------------------------------


Other (specify):
        *Indicates Fund is registered in state but state does not issue identification numbers Securities in the UMB Scout Funds Combined Prospectus included on one Notice Filing (Balanced Fund, Bond Fund, Kansas Tax-Exempt Bond Fund, Money Market Fund, Stock Fund, Stock Select Fund, Tax-Free Money Market Fund, Worldwide Fund, Worldwide Select Fund, Technology Fund, Equity Index Fund, Energy Fund, Small Cap
         Fund)
--------------------------------------------------------------------------------
3. Exact name of investment company as specified in registration statement:
     UMB Scout Stock Fund, Inc.
--------------------------------------------------------------------------------
4. Address of principal executive office: (number, street, city, state, zip code)
     803 West Michigan Street, Suite A, Milwaukee, WI  53233
--------------------------------------------------------------------------------

INSTRUCTIONS
This Form must be completed by the investment companies that have custody of securities or similar investments.

Investment Company
------------------
1.   All items must be completed by the investment company.
2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.
Accountant
----------
3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

Note: The estimated average burden hours are conducted solely for purposes of the Paperwork Reduction Act, and are not derived from a comprehensive or even a representative survey or study of the costs of SEC rules and forms. Direct any comments concerning the accuracy of the estimated average burden hours for compliance with SEC rules and forms to Kenneth A. Fogash, Deputy Executive Director, U.S. Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and Gary Waxman, Clearance Officer, Office of Management and Budget, Room 3208 New Executive Office Building, Washington, D.C. 20503.

                 MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH
                 ----------------------------------------------
            CERTAIN PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940
            --------------------------------------------------------

      We, as members of management of UMB Scout Stock Fund, Inc. (the "Company"), are responsible for complying with the requirements of subsections
(b) and (c) of Rule 17F-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of December 31, 2001 and from June 30, 2001 through December 31, 2001.

      Based on this evaluation, we assert that the Company was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 31, 2001 and from June 30, 2001 through December 31, 2001, with respect to securities reflected in the investment account of the Company.



UMB SCOUT STOCK FUND, INC.


By /s/Larry Schmidt
   -------------------------------------------
      Larry Schmidt, Senior Vice President

                         INDEPENDENT ACCOUNTANTS' REPORT
                         -------------------------------


To the Board of Directors of UMB Scout Tax-Free Money Market Fund, Inc.
     and
the Securities and Exchange Commission:

RE:    UMB Scout Tax-Free Money Market Fund, Inc.
       Form N-17f-2
       File Number 811-3556


     We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that UMB SCOUT TAX-FREE MONEY MARKET FUND, INC. (the Company) complied with the requirements of subsections (b) and (c) of rule 17f-2 under the Investment Company Act of 1940 (the Act) as of December 31, 2001. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

     Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of December 31, 2001, with respect to securities of UMB SCOUT TAX-FREE MONEY MARKET FUND, INC., without prior notice to management:

o Confirmation of all securities held by the Federal Reserve Bank of Kansas City, The Depository Trust Company, Participants Trust Company and Brown Brothers Harriman & Co. in book entry form;

o Reconciliation of all such securities to the books and records of the Company and the Custodian;

o Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with custodian records.

     We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

     In our opinion, management's assertion that UMB SCOUT TAX-FREE MONEY MARKET FUND, INC. complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 31, 2001 with respect to securities reflected in the investment account of the Company is fairly stated, in all material respects.

     This report is intended solely for the information and use of management of UMB SCOUT TAX-FREE MONEY MARKET FUND, INC. and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


Kansas City, Missouri
March 22, 2002

                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                    Pursuant to Rule 17f-2 [17 CFR 270.17f-2]
--------------------------------------------------------------------------------
1. Investment Company Act File Number:               Date examination completed:

     811-3556                                        December 31, 2001
--------------------------------------------------------------------------------


2. State Identification Number:
------------------------------------------------------------------------------------------------------------------------------------
AL   *                    AK   02 02195          AZ 8469                  AR   87-M0202-01     CA 504-5892       CO   IC-91-02-934
------------------------------------------------------------------------------------------------------------------------------------
CT   214197               DE   8683              DC   60012568            FL   *               GA   SC-1506      HI   *
------------------------------------------------------------------------------------------------------------------------------------
ID   48846                IL   0149902           IN 85-0448 IC            IA   I-19077         KS 86S0000282     KY   M34790
------------------------------------------------------------------------------------------------------------------------------------
LA   78046                ME   MF-R 2-8001       MD   SM19 980024         MA   01-006943       MI   935641       MN   R-28108.1
------------------------------------------------------------------------------------------------------------------------------------
MS   MF-98-01-004         MO Q-MT-1298           MT   9202                NE   11066           NV   *            NH   *
------------------------------------------------------------------------------------------------------------------------------------
NJ   *                    NM   338751            NY     S 27 53 19        NC   *               ND   U562         OH   27700
------------------------------------------------------------------------------------------------------------------------------------
OK   SE-2032630           OR   2001-1467         PA 87-08-115MF           RI   *               SC   MF11219      SD   10197
------------------------------------------------------------------------------------------------------------------------------------
TN RM01-2345              TX C 39439-002-10      UT   006-6364-13         VT   1/16/98-24      VA   2613         WA   60019805
------------------------------------------------------------------------------------------------------------------------------------
WV   MF-24122             WI   341395-03         WY   20515               PUERTO RICO
------------------------------------------------------------------------------------------------------------------------------------


Other (specify):
        *Indicates Fund is registered in state but state does not issue identification numbers Securities in the UMB Scout Funds Combined Prospectus included on one Notice Filing (Balanced Fund, Bond Fund, Kansas Tax-Exempt Bond Fund, Money Market Fund, Stock Fund, Stock Select Fund, Tax-Free Money Market Fund, Worldwide Fund, Worldwide Select Fund, Technology Fund, Equity Index Fund, Energy Fund, Small Cap
         Fund)
--------------------------------------------------------------------------------
3. Exact name of investment company as specified in registration statement:
     UMB Scout Tax-Free Money Market Fund, Inc.
--------------------------------------------------------------------------------
4. Address of principal executive office: (number, street, city, state, zip code)
     803 West Michigan Street, Suite A, Milwaukee, WI  53233
--------------------------------------------------------------------------------

INSTRUCTIONS
This Form must be completed by the investment companies that have custody of securities or similar investments.

Investment Company
------------------
1.   All items must be completed by the investment company.
2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.
Accountant
----------
3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

Note: The estimated average burden hours are conducted solely for purposes of the Paperwork Reduction Act, and are not derived from a comprehensive or even a representative survey or study of the costs of SEC rules and forms. Direct any comments concerning the accuracy of the estimated average burden hours for compliance with SEC rules and forms to Kenneth A. Fogash, Deputy Executive Director, U.S. Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and Gary Waxman, Clearance Officer, Office of Management and Budget, Room 3208 New Executive Office Building, Washington, D.C. 20503.

                 MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH
                 ----------------------------------------------
            CERTAIN PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940
            --------------------------------------------------------

      We, as members of management of UMB Scout Tax-Free Money Market Fund, Inc. (the "Company"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17F-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of December 31, 2001 and from June 30, 2001 through December 31, 2001.

      Based on this evaluation, we assert that the Company was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 31, 2001 and from June 30, 2001 through December 31, 2001, with respect to securities reflected in the investment account of the Company.



UMB SCOUT TAX-FREE MONEY MARKET FUND, INC.


By /s/Larry Schmidt
   -----------------------------------------
      Larry Schmidt, Senior Vice President

                         INDEPENDENT ACCOUNTANTS' REPORT
                         -------------------------------


To the Board of Directors of
UMB Scout Worldwide Fund, Inc.
     and
the Securities and Exchange Commission:

RE:    UMB Scout Worldwide Fund, Inc.
       Form N-17f-2
       File Number 811-7472


     We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that UMB SCOUT WORLDWIDE FUND, INC. (the Company) complied with the requirements of subsections (b) and (c) of rule 17f-2 under the Investment Company Act of 1940 (the Act) as of December 31, 2001. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

     Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of December 31, 2001, with respect to securities of UMB SCOUT WORLDWIDE FUND, INC., without prior notice to management:

o Confirmation of all securities held by the Federal Reserve Bank of Kansas City, The Depository Trust Company, Participants Trust Company and Brown Brothers Harriman & Co. in book entry form;

o Reconciliation of all such securities to the books and records of the Company and the Custodian;

o Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with custodian records.

     We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

     In our opinion, management's assertion that UMB SCOUT WORLDWIDE FUND, INC. complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 31, 2001 with respect to securities reflected in the investment account of the Company is fairly stated, in all material respects.

     This report is intended solely for the information and use of management of UMB SCOUT WORLDWIDE FUND, INC. and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

Kansas City, Missouri
March 22, 2002

                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                    Pursuant to Rule 17f-2 [17 CFR 270.17f-2]
--------------------------------------------------------------------------------

1. Investment Company Act File Number:          Date examination completed:

          811-7472                              December 31, 2001
--------------------------------------------------------------------------------


2. State Identification Number:
------------------------------------------------------------------------------------------------------------------------------------
AL   *                    AK   02 02196        AZ   8694                AR   93-M0328-01      CA   308-7989      CO   IC-94-06-769
------------------------------------------------------------------------------------------------------------------------------------
CT   214198               DE   8684            DC   60012570            FL   *                GA   SC-1507       HI   *
------------------------------------------------------------------------------------------------------------------------------------
ID   48847                IL   0149201         IN   93-0423 IC          IA   I-29840          KS   94S0000015    KY   M34790
------------------------------------------------------------------------------------------------------------------------------------
LA   78046                ME   MF-R 2-8013     MD   SM19 980018         MA   01-006944        MI   935642        MN   R-36764.1
------------------------------------------------------------------------------------------------------------------------------------
MS   MF-98-01-002         MO   1993-00673      MT   28321               NE   25994            NV   *             NH   *
------------------------------------------------------------------------------------------------------------------------------------
NJ   *                    NM   338752          NY   S 27 53 21          NC   7489             ND   U563          OH   27700
------------------------------------------------------------------------------------------------------------------------------------
OK   SE-2032631           OR   2001-1468       PA   93-07-010MF         RI   *                SC   MF11220       SD   10597
------------------------------------------------------------------------------------------------------------------------------------
TN   RM01-2342            TX   C 42953-015-09  UT   006-6364-13         VT   1/16/98-25       VA   2612          WA   60019803
------------------------------------------------------------------------------------------------------------------------------------
WV   MF-24123             WI   341394-03       WY   20513               PUERTO RICO  S-19806
------------------------------------------------------------------------------------------------------------------------------------


Other (specify):
        *Indicates Fund is registered in state but state does not issue identification numbers Securities in the UMB Scout Funds Combined Prospectus included on one Notice Filing (Balanced Fund, Bond Fund, Kansas Tax-Exempt Bond Fund, Money Market Fund, Stock Fund, Stock Select Fund, Tax-Free Money Market Fund, Worldwide Fund, Worldwide Select Fund, Technology Fund, Equity Index Fund, Energy Fund, Small Cap
         Fund)
--------------------------------------------------------------------------------
3. Exact name of investment company as specified in registration statement:
     UMB Scout Worldwide Fund, Inc.
--------------------------------------------------------------------------------
4. Address of principal executive office: (number, street, city, state, zip code)
     803 West Michigan Street, Suite A, Milwaukee, WI  53233
--------------------------------------------------------------------------------

INSTRUCTIONS
This Form must be completed by the investment companies that have custody of securities or similar investments.

Investment Company
------------------
1.   All items must be completed by the investment company.
2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.
Accountant
----------
3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

Note: The estimated average burden hours are conducted solely for purposes of the Paperwork Reduction Act, and are not derived from a comprehensive or even a representative survey or study of the costs of SEC rules and forms. Direct any comments concerning the accuracy of the estimated average burden hours for compliance with SEC rules and forms to Kenneth A. Fogash, Deputy Executive Director, U.S. Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and Gary Waxman, Clearance Officer, Office of Management and Budget, Room 3208 New Executive Office Building, Washington, D.C. 20503.

                 MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH
                 ----------------------------------------------
            CERTAIN PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940
            --------------------------------------------------------

      We, as members of management of UMB Scout Worldwide Fund, Inc. (the "Company"), are responsible for complying with the requirements of subsections
(b) and (c) of Rule 17F-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of December 31, 2001 and from June 30, 2001 through December 31, 2001.

      Based on this evaluation, we assert that the Company was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 31, 2001 and from June 30, 2001 through December 31, 2001, with respect to securities reflected in the investment account of the Company.



UMB SCOUT WORLDWIDE FUND, INC.


By /s/Larry Schmidt
   -------------------------------------------
      Larry Schmidt, Senior Vice President

                         INDEPENDENT ACCOUNTANTS' REPORT
                         -------------------------------



To the Board of Directors of UMB Scout Kansas Tax-Exempt Bond Fund, Inc.
     and
the Securities and Exchange Commission:

RE:    UMB Scout Kansas Tax-Exempt Bond Fund, Inc.
       Form N-17f-2
       File Number 811-08513


     We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that UMB SCOUT KANSAS TAX-EXEMPT BOND FUND, INC. (the Company) complied with the requirements of subsections (b) and (c) of rule 17f-2 under the Investment Company Act of 1940 (the Act) as of December 31, 2001. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

     Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of December 31, 2001, with respect to securities of UMB SCOUT KANSAS TAX-EXEMPT BOND FUND, INC., without prior notice to management:

o Confirmation of all securities held by the Federal Reserve Bank of Kansas City, The Depository Trust Company, Participants Trust Company and Brown Brothers Harriman & Co. in book entry form;

o Reconciliation of all such securities to the books and records of the Company and the Custodian;

o Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with custodian records.

     We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

     In our opinion, management's assertion that UMB SCOUT KANSAS TAX-EXEMPT BOND FUND, INC. complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 31, 2001 with respect to securities reflected in the investment account of the Company is fairly stated, in all material respects.

     This report is intended solely for the information and use of management of UMB SCOUT KANSAS TAX-EXEMPT BOND FUND, INC. and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

Kansas City, Missouri
March 22, 2002

                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                    Pursuant to Rule 17f-2 [17 CFR 270.17f-2]
--------------------------------------------------------------------------------

1. Investment Company Act File Number:               Date examination completed:

     811-08513                                       December 31, 2001
--------------------------------------------------------------------------------


2. State Identification Number:
------------------------------------------------------------------------------------------------------------------------------------
AL                      AK                     AZ                        AR                   CA                 CO
------------------------------------------------------------------------------------------------------------------------------------
CT                      DE                     DC                        FL   *               GA                 HI
------------------------------------------------------------------------------------------------------------------------------------
ID                      IL                     IN                        IA                   KS   98S0000990    KY   M34790
------------------------------------------------------------------------------------------------------------------------------------
LA   78046              ME                     MD                        MA                   MI                 MN
------------------------------------------------------------------------------------------------------------------------------------
MS                      MO   1998-00198        MT                        NE                   NV                 NH   *
------------------------------------------------------------------------------------------------------------------------------------
NJ   *                  NM                     NY                        NC                   ND                 OH   27700
------------------------------------------------------------------------------------------------------------------------------------
OK                      OR                     PA                        RI                   SC                 SD
------------------------------------------------------------------------------------------------------------------------------------
TN                      TX                     UT   006-6364-13          VT                   VA                 WA
------------------------------------------------------------------------------------------------------------------------------------
WV                      WI                     WY                        PUERTO RICO
------------------------------------------------------------------------------------------------------------------------------------


Other (specify):
        *Indicates Fund is registered in state but state does not issue identification numbers Securities in the UMB Scout Funds Combined Prospectus included on one Notice Filing (Balanced Fund, Bond Fund, Kansas Tax-Exempt Bond Fund, Money Market Fund, Stock Fund, Stock Select Fund, Tax-Free Money Market Fund, Worldwide Fund, Worldwide Select Fund, Technology Fund, Equity Index Fund, Energy Fund, Small Cap
         Fund)
--------------------------------------------------------------------------------
3. Exact name of investment company as specified in registration statement:
     UMB Scout Kansas Tax-Exempt Bond Fund, Inc.
--------------------------------------------------------------------------------
4. Address of principal executive office: (number, street, city, state, zip code)
     803 West Michigan Street, Suite A, Milwaukee, WI  53233
--------------------------------------------------------------------------------

INSTRUCTIONS
This Form must be completed by the investment companies that have custody of securities or similar investments.

Investment Company
------------------
1.   All items must be completed by the investment company.
2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.
Accountant
----------
3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

Note: The estimated average burden hours are conducted solely for purposes of the Paperwork Reduction Act, and are not derived from a comprehensive or even a representative survey or study of the costs of SEC rules and forms. Direct any comments concerning the accuracy of the estimated average burden hours for compliance with SEC rules and forms to Kenneth A. Fogash, Deputy Executive Director, U.S. Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and Gary Waxman, Clearance Officer, Office of Management and Budget, Room 3208 New Executive Office Building, Washington, D.C. 20503.

                 MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH
                 ----------------------------------------------
            CERTAIN PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940
            --------------------------------------------------------

      We, as members of management of UMB Scout Kansas Tax-Exempt Bond Fund, Inc. (the "Company"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17F-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of December 31, 2001 and from June 30, 2001 through December 31, 2001.

      Based on this evaluation, we assert that the Company was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 31, 2001 and from June 30, 2001 through December 31, 2001, with respect to securities reflected in the investment account of the Company.


UMB SCOUT KANSAS TAX-EXEMPT BOND FUND, INC.


By /s/Larry Schmidt
   ------------------------------------------
      Larry Schmidt, Senior Vice President

                         INDEPENDENT ACCOUNTANTS' REPORT
                         -------------------------------


To the Board of Directors of
UMB Scout Worldwide Select Fund
     and
the Securities and Exchange Commission:

RE:    UMB Scout Worldwide Select Fund
       Form N-17f-2
       File Number 811-7472


     We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that UMB SCOUT WORLDWIDE SELECT FUND (the Company) complied with the requirements of subsections (b) and (c) of rule 17f-2 under the Investment Company Act of 1940 (the Act) as of December 31, 2001. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

     Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of December 31, 2001, with respect to securities of UMB SCOUT WORLDWIDE SELECT FUND, without prior notice to management:

o Confirmation of all securities held by the Federal Reserve Bank of Kansas City, The Depository Trust Company, Participants Trust Company and Brown Brothers Harriman & Co. in book entry form;

o Reconciliation of all such securities to the books and records of the Company and the Custodian;

o Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with custodian records.

     We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

     In our opinion, management's assertion that UMB SCOUT WORLDWIDE SELECT FUND complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 31, 2001 with respect to securities reflected in the investment account of the Company is fairly stated, in all material respects.

     This report is intended solely for the information and use of management of UMB SCOUT WORLDWIDE SELECT FUND and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



Kansas City, Missouri
March 22, 2002

                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                    Pursuant to Rule 17f-2 [17 CFR 270.17f-2]
--------------------------------------------------------------------------------

1. Investment Company Act File Number:               Date examination completed:

          811-7472                                   December 31, 2001
--------------------------------------------------------------------------------


2. State Identification Number:
------------------------------------------------------------------------------------------------------------------------------------
AL   *                    AK   01 03636        AZ   23261            AR   93-M0328-02      CA   308-7989         CO   IC-94-06-769
------------------------------------------------------------------------------------------------------------------------------------
CT   1001461              DE   9072            DC   60012572         FL   *                GA   SC-1507          HI   *
------------------------------------------------------------------------------------------------------------------------------------
ID   50644                IL   0149201         IN   93-0423 IC       IA   I-44127          KS 1999S0001139       KY   M34790
------------------------------------------------------------------------------------------------------------------------------------
LA   78046                ME   1-13461         MD   SM19 990911      MA   01-006945        MI   930556           MN   R-36764.1
------------------------------------------------------------------------------------------------------------------------------------
MS   MF-99-04-111         MO   1993-00673      MT   41176            NE   37938            NV   *                NH   *
------------------------------------------------------------------------------------------------------------------------------------
NJ   *                    NM   324818          NY   S 28 75 37       NC   7489             ND   Y343             OH   27700
------------------------------------------------------------------------------------------------------------------------------------
OK   SE-2043037           OR   2001-1468       PA   93-07-010MF      RI   *                SC   MF12209          SD   18922
------------------------------------------------------------------------------------------------------------------------------------
TN   RM01-2342            TX   C 59102-000-03  UT   006-6364-13      VT   4/23/99-12       VA   2612             WA   C-60023421
------------------------------------------------------------------------------------------------------------------------------------
WV   MF-34890             WI   367263-03       WY   20513            PUERTO RICO  S-25523
------------------------------------------------------------------------------------------------------------------------------------


Other (specify):
        *Indicates Fund is registered in state but state does not issue identification numbers Securities in the UMB Scout Funds Combined Prospectus included on one Notice Filing (Balanced Fund, Bond Fund, Kansas Tax-Exempt Bond Fund, Money Market Fund, Stock Fund, Stock Select Fund, Tax-Free Money Market Fund, Worldwide Fund, Worldwide Select Fund, Technology Fund, Equity Index Fund, Energy Fund, Small Cap
         Fund)
--------------------------------------------------------------------------------
3. Exact name of investment company as specified in registration statement:
     UMB Scout Worldwide Select Fund
--------------------------------------------------------------------------------
4. Address of principal executive office: (number, street, city, state, zip code)
     803 West Michigan Street, Suite A, Milwaukee, WI  53233
--------------------------------------------------------------------------------

INSTRUCTIONS
This Form must be completed by the investment companies that have custody of securities or similar investments.

Investment Company
------------------
1.   All items must be completed by the investment company.
2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.
Accountant
----------
3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

Note: The estimated average burden hours are conducted solely for purposes of the Paperwork Reduction Act, and are not derived from a comprehensive or even a representative survey or study of the costs of SEC rules and forms. Direct any comments concerning the accuracy of the estimated average burden hours for compliance with SEC rules and forms to Kenneth A. Fogash, Deputy Executive Director, U.S. Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and Gary Waxman, Clearance Officer, Office of Management and Budget, Room 3208 New Executive Office Building, Washington, D.C. 20503.

                 MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH
                 ----------------------------------------------
            CERTAIN PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940
            --------------------------------------------------------

      We, as members of management of UMB Scout Worldwide Select Fund (the "Company"), are responsible for complying with the requirements of subsections
(b) and (c) of Rule 17F-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of December 31, 2001 and from June 30, 2001 through December 31, 2001.

      Based on this evaluation, we assert that the Company was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 31, 2001 and from June 30, 2001 through December 31, 2001, with respect to securities reflected in the investment account of the Company.



UMB SCOUT WORLDWIDE SELECT FUND


By /s/Larry Schmidt
   ------------------------------------------
      Larry Schmidt, Senior Vice President

                         INDEPENDENT ACCOUNTANTS' REPORT
                         -------------------------------


To the Board of Directors of
UMB Scout Stock Select Fund
     and
the Securities and Exchange Commission:

RE:    UMB Scout Stock Select Fund
       Form N-17f-2
       File Number 811-3557


     We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that UMB SCOUT STOCK SELECT FUND (the Company) complied with the requirements of subsections (b) and (c) of rule 17f-2 under the Investment Company Act of 1940 (the Act) as of December 31, 2001. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

     Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of December 31, 2001, with respect to securities of UMB SCOUT STOCK SELECT FUND, without prior notice to management:

o Confirmation of all securities held by the Federal Reserve Bank of Kansas City, The Depository Trust Company, Participants Trust Company and Brown Brothers Harriman & Co. in book entry form;

o Reconciliation of all such securities to the books and records of the Company and the Custodian;

o Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with custodian records.

     We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

     In our opinion, management's assertion that UMB SCOUT STOCK SELECT FUND complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 31, 2001 with respect to securities reflected in the investment account of the Company is fairly stated, in all material respects.

     This report is intended solely for the information and use of management of UMB SCOUT STOCK SELECT FUND and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

Kansas City, Missouri
March 22, 2002

                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                    Pursuant to Rule 17f-2 [17 CFR 270.17f-2]
--------------------------------------------------------------------------------

1. Investment Company Act File Number:          Date examination completed:

     811-3557                                   December 31, 2001
--------------------------------------------------------------------------------


2. State Identification Number:
------------------------------------------------------------------------------------------------------------------------------------
AL   *                    AK   01 03635        AZ   23260              AR   85-M1011-02     CA   504-5890         CO   IC-91-02-936
------------------------------------------------------------------------------------------------------------------------------------
CT   1001460              DE   9071            DC   60012566           FL   *               GA   SC-1501          HI   *
------------------------------------------------------------------------------------------------------------------------------------
ID   50643                IL   0149901         IN   85-0334 IC         IA   I-44126         KS 1999S0001138       KY   M34790
------------------------------------------------------------------------------------------------------------------------------------
LA   78046                ME   1-13460         MD   SM19 990910        MA   01-006942       MI   923555           MN   R-28087.1
------------------------------------------------------------------------------------------------------------------------------------
MS   MF-99-04-110         MO   0002-08313      MT   41175              NE   37937           NV   *                NH   *
------------------------------------------------------------------------------------------------------------------------------------
NJ   *                    NM   324817          NY   S 28 75 36         NC   *               ND   Y342             OH   27700
------------------------------------------------------------------------------------------------------------------------------------
OK   SE-2043036           OR   2001-1466       PA   87-08-112MF        RI   *               SC   MF12210          SD 18921
------------------------------------------------------------------------------------------------------------------------------------
TN   RM01-2344            TX   C59101-000-03   UT   006-6364-13        VT   4/23/99-11      VA   2614             WA   60023422
------------------------------------------------------------------------------------------------------------------------------------
WV   MF-34889             WI   367262-03       WY   20518              PUERTO RICO  S-19806-1
------------------------------------------------------------------------------------------------------------------------------------


Other (specify):
        *Indicates Fund is registered in state but state does not issue identification numbers Securities in the UMB Scout Funds Combined Prospectus included on one Notice Filing (Balanced Fund, Bond Fund, Kansas Tax-Exempt Bond Fund, Money Market Fund, Stock Fund, Stock Select Fund, Tax-Free Money Market Fund, Worldwide Fund, Worldwide Select Fund, Technology Fund, Equity Index Fund, Energy Fund, Small Cap
         Fund)
--------------------------------------------------------------------------------
3. Exact name of investment company as specified in registration statement:
     UMB Scout Stock Select Fund
--------------------------------------------------------------------------------
4. Address of principal executive office: (number, street, city, state, zip code)
     803 West Michigan Street, Suite A, Milwaukee, WI  53233
--------------------------------------------------------------------------------

INSTRUCTIONS
This Form must be completed by the investment companies that have custody of securities or similar investments.

Investment Company
------------------
1.   All items must be completed by the investment company.
2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.
Accountant
----------
3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

Note: The estimated average burden hours are conducted solely for purposes of the Paperwork Reduction Act, and are not derived from a comprehensive or even a representative survey or study of the costs of SEC rules and forms. Direct any comments concerning the accuracy of the estimated average burden hours for compliance with SEC rules and forms to Kenneth A. Fogash, Deputy Executive Director, U.S. Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and Gary Waxman, Clearance Officer, Office of Management and Budget, Room 3208 New Executive Office Building, Washington, D.C. 20503.

                 MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH
                 ----------------------------------------------
            CERTAIN PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940
            --------------------------------------------------------

      We, as members of management of UMB Scout Stock Select Fund (the "Company"), are responsible for complying with the requirements of subsections
(b) and (c) of Rule 17F-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of December 31, 2001 and from June 30, 2001 through December 31, 2001.

      Based on this evaluation, we assert that the Company was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 31, 2001 and from June 30, 2001 through December 31, 2001, with respect to securities reflected in the investment account of the Company.



UMB SCOUT STOCK SELECT FUND


By /s/Larry Schmidt
   ------------------------------------------
      Larry Schmidt, Senior Vice President

                         INDEPENDENT ACCOUNTANTS' REPORT
                         -------------------------------

To the Board of Directors of
UMB Scout Funds
     and
the Securities and Exchange Commission:

RE:    UMB Scout Funds
       Form N-17f-2
       File Number 811-09813


     We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that UMB SCOUT FUNDS (including four series, UMB Scout Technology Fund, UMB Scout Equity Index Fund, UMB Scout Energy Fund and UMB Scout Small Cap Fund) (the Trust) complied with the requirements of subsections (b) and (c) of rule 17f-2 under the Investment Company Act of 1940 (the Act) as of December 31, 2001. Management is responsible for the Trust's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Trust's compliance based on our examination.

     Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Trust's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of December 31, 2001, with respect to securities of UMB SCOUT FUNDS, without prior notice to management:

o Confirmation of all securities held by the Federal Reserve Bank of Kansas City, The Depository Trust Company, Participants Trust Company and Brown Brothers Harriman & Co. in book entry form;

o Reconciliation of all such securities to the books and records of the Trust and the Custodian;

o Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with custodian records.

     We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Trust's compliance with specified requirements.

     In our opinion, management's assertion that UMB SCOUT FUNDS complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 31, 2001 with respect to securities reflected in the investment accounts of the Trust is fairly stated, in all material respects.

     This report is intended solely for the information and use of management of UMB SCOUT FUNDS and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

Kansas City, Missouri
March 22, 2002

                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                    Pursuant to Rule 17f-2 [17 CFR 270.17f-2]
--------------------------------------------------------------------------------
1. Investment Company Act File Number:               Date examination completed:
     811-09813                                       December 31, 2001
--------------------------------------------------------------------------------


2. State Identification Number:
------------------------------------------------------------------------------------------------------------------------------------
AL   29702              AK   01 03302,       AZ   26608,            AR   00-M0325-01,    CA   *                CO   IC-2000-18-580
                             01 03303,            26609,                 00-M0325-02,
                             02 00021,            31137,                 00-M0325-03,
                             02 02193             8465                   00-M0325-04
------------------------------------------------------------------------------------------------------------------------------------
CT   1007101,           DE   29956,          DC   60012789,         FL   *               GA   SC-40734         HI   *
     1007102,                29957,               60012607,
     1015707,                8681                 60012563,
     214195                                       60012561
------------------------------------------------------------------------------------------------------------------------------------
ID   52167,             IL   0148234         IN   00-0346IC         IA   I-46968,        KS   2000S0001251,    KY   M34790
     52168,                                                              I-46969,             2000S0001252,
     54333,                                                              I-51262,             2001S0001629,
     48844                                                               I-26193              87S0001009
------------------------------------------------------------------------------------------------------------------------------------
LA   78046              ME   1-13458,        MD   SM20000901,       MA   01-006938,      MI   922499,          MN   R-42778.1
                             1-13459              SM20000900,            01-006196,           922501,
                             MF1-17515,           SM20011626,            01-006939,           928372,
                             MF2-609              SM19980021             01-006940            935635
------------------------------------------------------------------------------------------------------------------------------------
MS   MF-00-03-312,      MO   2000-00609      MT   43387,            NE   40258,          NV   *                NH   *
     MF-00-03-313,                                43388,                 40259,
     MF-01-06-195,                                46780,                 43447,
     MF-98-01-001                                 28405                  22604
------------------------------------------------------------------------------------------------------------------------------------
NJ                      NM   323528,         NY   S29-43-00,        NC   *               ND   AB353,           OH   27700
                             323529,              S29-78-92,                                  AB354,
                             329315,              S27-53-23                                   AF300,
                             330284                                                           U560
------------------------------------------------------------------------------------------------------------------------------------
OK   SE-2043034,        OR   2001-1464       PA   00-03-120MF       RI   *               SC   MF-12955,        SD   21867,
     SE-2033546,                                                                              MF-12956,             21868,
     SE-2032628,                                                                              MF-14031,             25670,
     SE-2043035                                                                               MF-14035              9889
------------------------------------------------------------------------------------------------------------------------------------
TN   M01-1999,          TX   C62240-000-02,  UT   006-6364-13       VT   3/31/00-05,     VA   2894             WA   60026259,
     RM01-2343               C62241-000-02,                              3/31/00-06,                                60026258,
                             C66910-000-00,                              6/29/01-10,                                60030517,
                             C39435-003-11                               1/16/98-23                                 60019806
------------------------------------------------------------------------------------------------------------------------------------
WV   MF37974,           WI   386282-03,      WY   21645             PUERTO RICO   S-22921,
     MF37975,                386358-03,                                           S-22922,
     MF42556,                413904-03,                                           S-25030
     MF24145                 341392-03
------------------------------------------------------------------------------------------------------------------------------------


Other (specify):
        *Indicates Fund is registered in state but state does not issue identification numbers Securities in the UMB Scout Funds Combined Prospectus included on one Notice Filing (Balanced Fund, Bond Fund, Kansas Tax-Exempt Bond Fund, Money Market Fund, Stock Fund, Stock Select Fund, Tax-Free Money Market Fund, Worldwide Fund, Worldwide Select Fund, Technology Fund, Equity Index Fund, Energy Fund, Small Cap
         Fund)
--------------------------------------------------------------------------------
3. Exact name of investment company as specified in registration statement:
     UMB Scout Funds
--------------------------------------------------------------------------------
4. Address of principal executive office: (number, street, city, state, zip code)
     803 West Michigan Street, Suite A, Milwaukee, WI  53233
--------------------------------------------------------------------------------

INSTRUCTIONS
This Form must be completed by the investment companies that have custody of securities or similar investments.

Investment Company
------------------
1.   All items must be completed by the investment company.
2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.
Accountant
----------
3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

Note: The estimated average burden hours are conducted solely for purposes of the Paperwork Reduction Act, and are not derived from a comprehensive or even a representative survey or study of the costs of SEC rules and forms. Direct any comments concerning the accuracy of the estimated average burden hours for compliance with SEC rules and forms to Kenneth A. Fogash, Deputy Executive Director, U.S. Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and Gary Waxman, Clearance Officer, Office of Management and Budget, Room 3208 New Executive Office Building, Washington, D.C. 20503.

                 MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH
                 ----------------------------------------------
            CERTAIN PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940
            --------------------------------------------------------

      We, as members of management of UMB Scout Funds (the "Trust") (including four series, UMB Scout Technology Fund, UMB Scout Equity Index Fund, UMB Scout Energy Fund and UMB Scout Small Cap Fund), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17F-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of December 31, 2001 and from June 30, 2001 through December 31, 2001.

      Based on this evaluation, we assert that the Company was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 31, 2001 and from June 30, 2001 through December 31, 2001, with respect to securities reflected in the investment account of the Company.



UMB SCOUT FUNDS


By /s/Larry Schmidt
   ------------------------------------------
      Larry Schmidt, Senior Vice President